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                   INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This Endorsement is a part of the Contract. The Contract to which this Endorsement is attached is issued as an individual retirement annuity under
Section 408(b) of the Internal Revenue Code of 1986, as amended (the "Code"). Where the provisions of this Endorsement are inconsistent with the provisions of the Contract, including the provisions of any other endorsements or riders issued with the Contract, the provisions of this Endorsement will control.

1. OWNER AND ANNUITANT

   The Owner must be an individual who is the sole Owner of the Contract and the Annuitant. Except as otherwise permitted under Sections 8 and 9 of this Endorsement, and otherwise permitted under the Code and applicable regulations, neither the Owner nor the Annuitant may be changed. Also, all payments made from the Contract while the Owner is alive must be made to the Owner. All distributions made under a Joint and Survivor Annuity Payment Option after the Owner's death and while the designated second person is alive must be made to the designated second person.

2. NONTRANSFERABLE AND NONFORFEITABLE

   The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries. The Owner's interest under the Contract is nontransferable, and except as provided by law, is nonforfeitable. In particular, the Contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than the Company (other than a transfer incident to a divorce or separation instrument in accordance with Code Section 408(d)(6)).

3. PURCHASE PAYMENTS

   A Purchase Payment may not include any amounts other than a rollover contribution (as permitted by Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16)) or a nontaxable transfer from an individual retirement plan under Code Section 7701(a)(37).

   No contribution will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an individual retirement account under Code Section 408(a) or an individual retirement annuity under Code Section 408(b) used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA plan.

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4. UNISEX RATES

   The Company may use unisex purchase rates in determining the amount of each annuity income distribution. If so, misstatement of the sex of the Annuitant or the designated second person, if any, will not result in the recalculation of annuity payments.

5. REQUIRED DISTRIBUTIONS GENERALLY

   Notwithstanding any provision of the Contract to the contrary, the distribution of the Owner's interest in the Contract shall be made in accordance with the requirements of Code Sections 401(a)(9) and 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as determined under Section 8.C. of this Endorsement) must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than Sections 7 and 8 of this Endorsement.

6. REQUIRED BEGINNING DATE

   As used in this Endorsement, the term "Required Beginning Date" means
   April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2, or such later date as provided by law.

7. DISTRIBUTIONS DURING OWNER'S LIFE

    A. Unless otherwise permitted under applicable law, the Owner's entire interest in the Contract will commence to be distributed no later than the Required Beginning Date over:

           (i)the life of the Owner, or the lives of the Owner and his or her designated beneficiary (within the meaning of Code
              Section 401(a)(9)), or

          (ii)a period certain not extending beyond the life expectancy of the Owner, or the joint and last survivor expectancy of the Owner and his or her designated beneficiary.

              Payments must be made in periodic payments at intervals of no longer than one year. Unless otherwise provided by applicable federal tax law, payments must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of
              Section 1.401(a)(9)-6 of the Income Tax Regulations, and any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

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              The distribution periods described in this subsection A cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

    B. If the Owner's interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the Required Beginning Date occurs) will be made in accordance with the requirements of Code Section 401(a)(9) and the regulations thereunder. If annuity payments commence on or before the Required Beginning Date, the first required payment can be made as late as the Required Beginning Date and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

8. DISTRIBUTIONS AFTER DEATH OF THE OWNER

    A. If the Owner dies on or after required distributions commence, the remaining portion of his or her interest in the Contract, if any, will be distributed at least as rapidly as under the Annuity Payment Option chosen.

    B. If the Owner dies before required distributions commence, his or her entire interest in the Contract will be distributed at least as rapidly as follows:

       (i)If the designated beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the designated beneficiary's life, or over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the individual's death, or, if elected, in accordance with paragraph B(iii) below.

      (ii)If the Owner's sole designated beneficiary is the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over the surviving spouse's life, or, if elected, in accordance with paragraph B(iii) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph B(iii) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will be distributed at least as rapidly as under the Annuity Payment Option chosen.

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     (iii)If there is no designated beneficiary, or if applicable by operation of paragraph B(i) or B(ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the individual's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph B(ii) above).

      (iv)Life expectancy is determined using the Single Life Table in Q&A-1 of
          Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph B(i) or (ii) and reduced by 1 for each subsequent year.

    C. The "interest" in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of
       Section 1.408-8 of the Income Tax Regulations. Also, prior to the date that annuity payments commence on an irrevocable basis (except for acceleration) the "interest" in the Contract includes the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

    D. For purposes of subsections A and B above, required distributions are considered to commence on the Required Beginning Date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph B(ii) above. However, if distributions start prior to the applicable date in the preceding sentence on an irrevocable basis (except for acceleration) in accordance with the requirements of
       Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

9. SPOUSAL CONTINUATION

   If the Owner dies prior to the Annuity Date and the sole designated beneficiary is the Owner's surviving spouse, the surviving spouse may elect to treat the Annuity Contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the Annuity Contract or fails to take required distributions as a beneficiary.

10.ANNUITY PAYMENT OPTIONS

   All Annuity Payment Options under the Contract must meet the requirements of Code Sections 401(a)(9) and 408(b)(3). The provisions of this Endorsement reflecting the requirements of these Code Sections override any Annuity Payment Option that is inconsistent with such requirements.

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   If guaranteed payments are to be made under the Contract, the period over which the guaranteed payments are to be made must not exceed the period permitted under Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

   If the Owner names a designated second person, the Owner must select either one of the Joint and Survivor Annuity Payment Options provided under the Contract under which the survivor may receive the full annuity income, two-thirds of the full annuity income, or one-half of the full annuity income. However, the Owner may not select a Joint and Survivor Annuity Payment Option under which full annuity income may be paid to the designated second person as the survivor if the designated second person is not the Owner's spouse and the Owner is more than 10 years older than the designated second person. In addition, the Owner may not select a Joint and Survivor Annuity Payment Option under which two-thirds of the annuity income may be paid to the designated second person as the survivor if the designated second person is not the Owner's spouse and the Owner is more than 24 years older than the designated second person.

11.ANNUAL REPORTS

   The Company will furnish annual calendar year reports concerning the status of this Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue Service.

12.AMENDMENT OF THIS ENDORSEMENT

   The Company reserves the right to amend this Endorsement in any aspect at any time so that it may conform to the applicable provisions of the Code and regulations thereunder as in effect from time to time. Any such amendment will be subject to any necessary regulatory approvals.

MetLife Investors USA Insurance Company has caused this Endorsement to be signed by its Secretary.

                                         METLIFE INVESTORS USA INSURANCE COMPANY

                                         /S/ RICHARD C PEARSON

                                         [SECRETARY]

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